UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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THE E.W. SCRIPPS COMPANY
(Name of Registrant as Specified in Its Charter)

GAMCO ASSET MANAGEMENT INC. MARIO J. GABELLI COLLEEN BIRDNOW BROWN RAYMOND H. COLE VINCENT L. SADUSKY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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GAMCO Asset Management Inc., together with the other participants named herein (collectively, “GAMCO”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of GAMCO’s slate of three highly-qualified director nominees to the Board of Directors of The E.W. Scripps Company, a Ohio corporation (the “Company”), at the Company’s upcoming 2018 annual meeting of shareholders, or any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On April 19, 2018, GAMCO issued the following press release:

One Corporate Center Rye, NY 10580-1422 T 914.921.7733

For Immediate Release:	Contact:	George Maldonado Director of Proxy Voting Services (914) 921-7733

GAMCO Asks For Vote to Help E.W. Scripps

RYE, N.Y., April 19, 2018 – GAMCO Asset Management Inc. (“GAMCO”), an affiliate of GAMCO Investors, Inc. (NYSE: GBL), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of Ms. Colleen Birdnow Brown, Mr. Raymond H. Cole and Mr. Vincent L. Sadusky, to the Board of Directors (the “Board”) of The E.W. Scripps Company, (the “Company” or “Scripps”) (NYSE: SSP), at the Company’s 2018 annual meeting of shareholders. The annual meeting is scheduled to be held on May 10, 2018, in Cincinnati, Ohio.

Why?

GAMCO is trying to help management increase intrinsic value. We believe Scripps should engage three proven individuals with hands on knowledge of operations in the broadcast ecosystem. The total cost for adding these three individuals to the Board is less than 1/6th of the outlays that management is spending to preclude this help and we estimate a fraction of engaging outside consultants.  The Company disclosed in its 2018 proxy statement that the total compensation earned (cash & stock awards) in 2017 by the three non-employee directors elected by Scripps’ Class A shareholders at last year’s annual meeting was $485,642.  In addition, the Company disclosed in its 2018 proxy statement that it expects aggregate expenses related to the proxy contest to be approximately $3,000,000 (of which $1,700,000 was spent as of March 20th).

GAMCO believes that if Scripps improved its Broadcast Cash Flow (BCF) margins by 600 basis points, bringing it closer to public peers, it could create about $0.5 billion of value at 7x BCF.  The improvement could boost the price of SSP shares, accelerate deleveraging and enhance the Company’s currency for potential TV station M&A that could expand the scale of Scripps’ broadcast operations.

In addition, the Signatories to the Scripps Family Agreement control the Board.

Why not add three proven individuals to the Board to bring more focus to all shareholder concerns?

 VOTE THE BLUE PROXY CARD TODAY!

GAMCO’s proxy material is available on GAMCO’s website at www.gproxyonline.com and is available on the SEC’s website at www.sec.gov

If you require more information or assistance with voting please call (800) 422-3554 or contact gabellibluecard@gabelli.com

GAMCO Investors, Inc, through its subsidiaries, manages assets of private advisory accounts (GAMCO), mutual funds and closed-end funds (Gabelli Funds, LLC) and is known for its Private Market Value with a Catalyst™ style of investment. As of December 31, 2017, GAMCO Investors, Inc. had $43.1 billion in assets under management.

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